UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	71-0872999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Penobscot Drive, Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Form 8-A/A is filed by Codexis, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on September 4, 2012.

Item 1. Description of Registrant’s Securities to be Registered

Item 1 is hereby amended and supplemented as follows:

At 5:00 p.m., New York time, on September 2, 2013, the “Final Expiration Date” occurred under the Rights Agreement, dated as of September 3, 2012, between the Company and Wells Fargo, N.A. (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.0001 per share, of the Company is no longer accompanied by the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Company. Shareholders of the Company were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Codexis, Inc.

Date: September 3, 2013	/s/ Douglas T. Sheehy
Name: Douglas T. Sheehy
Title: Senior Vice President, General Counsel and Secretary